EXHIBIT 99.1



                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of beneficial interest, $0.02 per share, of Auto-trol Technology Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated:  January 14, 2002


HOWARD B. HILLMAN



By: /S/HOWARD B. HILLMAN
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       Howard B. Hillman


VENHILL LIMITED PARTNERSHIP


By:  /S/HOWARD B. HILLMAN
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Name:  Howard B. Hillman
Title: General Partner